בנק לפיתוח התעשיה

February 1, 2007

To: E-Sim Ltd
Jerusalem,

Pursuant to your request, we hereby confirm that upon fulfillment of the following two conditions:

1.
Actual final and unconditional payment to the credit of your account with our Bank of the sum of US$ 594,059 (Five hundred and Ninety Four Thousand and Fifty Nine United States of America Dollars) (hereinafter- “the said sum”) by not later then February 7, 2007(hereinafter- “the said date”) and

2.
Delivery to us by not later than the said date of a resolution adopted and approved of by your Board of Directors undertaking to allocate and allot to and in the name of our Bank 495,833 Ordinary shares of your Company as set out in your letter to us dated June 14, 2006.

we shall, immediately thereafter, hand over and deliver to you a notice signed by us and directed to the Registrar of Companies instructing him to cancel all the Pledges and Charges created by your Company in our bank’s favour including these Pledges and Charges created under the Debenture dated November 30, 2000 and registered as Pledge no.8 with the Registrar of Companies and the Additional Debenture dated February 24, 2004 registered as Pledge no.14 with the Registrar of Companies.

We furthermore undertake that the purchase price of the shares referred to in clause 2 above amounting to the sum of US$486,049 will upon the registration of the aforesaid shares in the name of our Bank and delivery of the share script to our Bank, be set-off against the utilized credit.

Payment of the said sum shall be effected to our account with Bank Otzar Hachayal as per the following details:

Bank Code: 14
Branch no: 357
Our account no: 47362
Swift Code: OTSHILIT
For the Credit of account no. 217248 in the in the name of E-Sim Ltd.

In the even of the said sum not having been paid by the said date or the Board of Directors’ resolution not have been delivered, both in the manner set out hereinabove, then this confirmation shall have no effect and be cancelled automatically.

Upon the fulfillment of the above two conditions, we hereby confirm that we will have no further claims and/or demands against your company concerning your account (No. 217248) at out bank and the said account will be closed.

Yours Sincerely,

Industrial Development Bank of Israel Ltd.